Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of Health Management Associates, Inc. for the registration of 56,829 shares of its common stock and to the incorporation by reference therein of our report dated October 23, 2002 with respect to the consolidated financial statements and schedule of Health Management Associates, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

January 22, 2003
Tampa, Florida